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                                                                  Exhibit  11

                   SECURITY FIRST CORP.
                COMPUTATION OF EARNINGS PER SHARE

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
                                           Three months ended                          Six months ended
                                             September 30,                              September 30,
                                               1996                    1995               1996              1995
                                           --------------------------------------      -------------------------------
PRIMARY:
  Earnings:
    Net Income applicable
      to primary shares                              $286,000         $1,648,276         $2,220,000        $3,256,605
                                           ======================================      ===============================
  Shares:
    Weighted average number
      of common shares
      outstanding                                   4,939,726          4,765,965          4,934,268         4,762,946
    Shares issuable from
      assumed exercise of
      stock options                                    94,876            155,106             90,824           150,726
                                           --------------------------------------      -------------------------------

    Total primary shares                            5,034,602          4,921,071          5,025,092         4,913,672
                                           ======================================      ===============================

  Primary earnings per share                            $0.06              $0.33              $0.44             $0.66
                                           ======================================      ===============================

FULLY DILUTED:
  Earnings:
    Net income                                       $286,000         $1,648,276         $2,220,000        $3,256,605
    Adjustment for interest
      expense on convertible
      subordinated debentures
      net of tax                                       98,000             98,000            196,000           196,000
                                           --------------------------------------      -------------------------------

    Net income applicable to
      fully diluted shares                           $384,000         $1,746,276         $2,416,000        $3,452,605
                                           ======================================      ===============================


  Shares:
    Weighted average number
      of common shares
      outstanding                                   4,939,726          4,768,096          4,939,726         4,767,754
    Shares issuable from
      assumed exercise of
      stock options                                    97,618            159,278             97,618           156,235
    Shares issuable from
      assumed conversion of
      convertible subordinated
      debentures                                      749,946            753,742            749,946           753,770
                                           --------------------------------------      -------------------------------

    Total fully diluted shares                      5,787,290          5,681,116          5,787,290         5,677,759
                                           ======================================      ===============================

  Fully diluted earnings
    per share (a)                                       $0.06              $0.31              $0.42             $0.61
                                           ======================================      ===============================

  (a) Fully diluted earnings per share are the same as primary because of anti-dilutive effective of the earnings adjustment for interest expense on convertible debentures.
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